CONTACT:	FOR IMMEDIATE RELEASE

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS STRONG SECOND QUARTER AND
FIRST SIX MONTH FISCAL YEAR 2009 RESULTS
Second quarter EPS of $0.44 -- increase of 110% from prior year

EXTON, PA, January 28, 2009 -- Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today reported the results for its second quarter and first six months of fiscal year 2009.

Second Quarter Highlights

•	Record EPS of $0.44, representing an increase of 110% from second quarter of prior fiscal year and exceeding previous guidance of $0.40-$0.42.
•	EBITDA of $9.3 million, representing an increase of 73% from second quarter of prior fiscal year.
•	Operating margin of 37%.
•	Operating cash flow of $4.7 million.
•	Biomaterial product sales of $13.1 million, representing an increase of 14% from second quarter of prior fiscal year.
•	Orthopaedic royalties of $1.4 million, representing an increase of 28% from second quarter of prior fiscal year.
•	Completed cartilage preclinical studies; IDE submission for US trial expected in March 2009.
•
Accomplished the first milestone under the Spectranetics Research and Development Agreement, completing the development of the next generation Safe-Cross® System, which resulted in a $1 million payment to the Company.

First Six Months Highlights

•	EPS of $0.87, representing an increase of 142% and 358% from prior fiscal year period earnings per share as adjusted* and as reported, respectively.
•	EBITDA of $19.0 million, representing an increase of 92% from prior fiscal year period adjusted EBITDA* (188% from prior fiscal year period EBITDA unadjusted).
•	Operating cash flow of $13.6 million.
•	Biomaterial product sales of $25.8 million, representing an increase of 19% from prior fiscal year period.
•	Orthopaedic royalties of $2.9 million, representing an increase of 33% from prior fiscal year period.

President and CEO Commentary

“Our second quarter results demonstrated that our business fundamentals remain solid,” said Joe Kaufmann, President and CEO of the Company. “For the second consecutive quarter, we have achieved record earnings and double digit increases in our biomaterial sales and orthopaedic royalties.  Our balance sheet continued to strengthen by generating $4.7 million in operating cash flow in the quarter and $13.6 million through the first half of our fiscal year, and we currently expect our operating cash flow for the full fiscal year will be over $25 million.  Our Angio-Seal royalties remained solid at $5.4 million despite the negative impact of foreign currency exchange of approximately $200,000.  We have continued to make significant progress with both of our cartilage repair and extracellular matrix technology programs during the quarter and both programs remain on schedule.  Additionally, our endovascular development programs have continued on schedule and we expect to achieve an additional milestone by the end of our fiscal year. Obviously, the current economic climate continues to be a concern and the deterioration of the Euro has adversely impacted our Angio-Seal royalties in the second quarter and our royalty expectations for the fiscal year.”

Second Quarter Results

Revenues: Sales and Royalties.  Total revenues increased 6% to $20.8 million in the Company’s fiscal quarter ended December 31, 2008, from $19.6 million in the comparable prior fiscal year period.

Net sales increased 6% to $14.0 million in the second quarter of fiscal 2009 from $13.1 million in the second quarter of fiscal 2008.  Net sales of biomaterials products increased 14%, to $13.1 million from $11.5 million in the comparable prior fiscal year period, driven by strong cardiovascular product sales.  Cardiovascular sales of $5.3 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, increased 48%, from $3.5 million in the prior fiscal year period.  The increase in cardiovascular sales was attributable to ordering patterns of components used in the manufacture of the Angio-Seal™ device by St. Jude Medical. Orthopaedic sales were essentially flat year-over-year at $7.1 million versus $7.2 million in the prior fiscal year period, although they were down sequentially from the Company’s strong first quarter sales of $8.0 million.  Net sales of sports medicine products increased 18% in the second quarter of fiscal 2009 over the prior fiscal year comparable quarter; however, net sales of spine products declined 15% in the same comparable quarter, primarily due to weaker sales of one of the Company’s bone void filler products.

The second quarter of fiscal 2009 represented the second full quarter of endovascular product sales to Spectranetics (NASDAQ: SPNC) following the Company’s completion of the sale of its endovascular business in May 2008. As previously announced, these sales are at a reduced transfer price compared to the direct to market price reflected in the Company’s historical sales figures.  As a result of this reduced transfer price, sales of endovascular products during the quarter decreased 47% to $878,000 from $1.7 million in the prior fiscal year period, although overall net unit sales to Spectranetics increased when compared to prior fiscal year and prior sequential quarter end-user unit sales.  Sequentially, endovascular product sales increased by 11% in the second quarter, as Spectranetics continues to build sales momentum and integrate the endovascular business.

Royalty income increased 5% to $6.8 million in the second quarter of fiscal 2009 compared to $6.5 million in the comparable prior fiscal year period.  Royalty income in the second quarter of fiscal 2009 included $5.4 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (NASDAQ: VITA).  Although Angio-Seal unit sales exceeded the Company’s expectations, royalties were flat with the comparable quarter of the prior fiscal year due to the negative impact of foreign currency exchange of approximately $200,000.  The Company had previously assumed a U.S. Dollar to the Euro exchange rate of 1.44 for the second quarter period, but the average actual exchange rate was approximately 1.32.  Royalties from the Company’s co-developed products with Orthovita increased 28% over the prior fiscal year period due to the recent successful introduction of the new VITOSS® Bioactive Foam products, as well as continuing sales of existing VITOSS® FOAM products by Orthovita in the end-user marketplace.

Earnings Per Share.  Second quarter diluted earnings per share of $0.44 represented an increase of 110% when compared with the $0.21 diluted earnings per share for the same period in fiscal 2008.

Diluted earnings per share exceeded the high end of the Company’s previous guidance range of $0.40 to $0.42 primarily due to lower than anticipated operating costs and expenses of approximately $425,000, or $0.03 per share tax effected, which was in-turn offset by lower than anticipated Angio-Seal royalty income of approximately $200,000, or $0.01 per share tax effected, due to the adverse impact of foreign currency fluctuations. The variance in operating costs and expenses was primarily due to a $445,000, tax effected, favorable mark-to-market adjustment on outstanding Stock Appreciation Rights.

Tax-effected equity compensation expense did not have a negative impact on diluted earnings per share for the period ended December 31, 2008 due to the favorable mark-to-market adjustment on outstanding Stock Appreciation Rights described above.  In the period ended December 31, 2007, the total tax-effected impact on earnings per share of equity compensation expense was $0.04.

Six-Month Results

Revenues: Sales and Royalties.  Total revenues for the six months ended December 31, 2008 were $40.9 million, up 10% from total revenues of $37.2 million in the prior fiscal year six-month period.

Net sales increased 11% to $27.4 million for the first six months of fiscal 2009 from $24.7 million in the comparable prior fiscal year period.  Net sales of biomaterials products increased 19%, to $25.8 million from $21.7 million in the comparable prior fiscal year period, due to strong sales in both orthopaedic and cardiovascular product lines.  Orthopaedic sales increased 13%, to $15.1 million from $13.4 million in the prior fiscal year period, primarily due to increased sales of products in the Company’s sports medicine and spine product portfolios.  Sports medicine sales increased 18% over the prior fiscal year six months, and spine product sales increased 7% from the prior fiscal year.  Cardiovascular sales of $9.2 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, increased 26%, from $7.4 million in the prior fiscal year period.

Sales of endovascular products during the first six months of fiscal 2009 decreased 45% to $1.7 million from $3.0 million in the prior fiscal year period, although overall net unit sales to Spectranetics increased compared to prior fiscal year end-user unit sales.

Royalty income increased 8% to $13.5 million for the six months ended December 31, 2008 when compared with $12.6 million in the comparable prior fiscal year period.  Royalty income in the first six months of fiscal 2009 included $10.6 million in Angio-Seal™ royalties and $2.8 million in royalties from Orthovita, Inc. (NASDAQ: VITA). Angio-Seal royalties were up 2% from the comparable six months of the prior fiscal year.  Orthovita royalties increased 33% which was attributable to the recent successful introduction by Orthovita of its new VITOSS® Bioactive Foam products, as well as the continuing sales of existing VITOSS® FOAM products by Orthovita in the end-user marketplace.

Earnings Per Share.  The Company reported diluted earnings per share of $0.87 for the six months ended December 31, 2008, which represented an increase of 142% when compared with the $0.36 adjusted diluted earnings per share* for the same period in fiscal 2008.  Adjusted diluted earnings per share for the first six months of fiscal 2008 exclude after-tax charges of $2.2 million, or $0.17 per share, for the acceleration of stock awards and discontinuation of the Company’s embolic protection platform.  Including these items, diluted earnings per share increased 358% in the first six months of fiscal 2009 over the fiscal 2008 comparable period reported diluted earnings per share of $0.19.

In the six-month period ended December 31, 2008, the total tax-effected impact on earnings per share of equity compensation expense was $0.02, which included a favorable mark-to-market adjustment on stock appreciation rights. In the six-month period ended December 31, 2007, the total tax-effected impact on earnings per share of equity compensation expense was $0.23, of which $0.16 related to the acceleration of stock awards and $0.08 related to equity compensation expense prior to the acceleration, equity compensation from fiscal 2008 equity grants and a mark-to-market adjustment on Stock Appreciation Rights.

During the six-month period, the Company generated cash from operations of $13.6 million and reported $71.3 million of cash and interest bearing investment balances and total debt of $33.5 million at December 31, 2008.

The following chart presents a summary reconciliation of the Company’s earnings per share for the six months ended December 31, 2008, and the Company’s adjusted earnings per share for the comparable period of the prior fiscal year.  See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Six Months Ended December 31,		Year over Year %
($ millions, except per share data)	2008	2007	Change
Data as Reported:
Pre-tax Income, As Reported	$15.3	$3.4	345%
Adjust for:
Discontinuation of Embolic Protection	-	$0.3	n/m
Acceleration of Stock Awards	-	$3.0	n/m
Pre-tax Income, As Adjusted	$15.3	$6.8	127%
Earnings Per Share, As Reported/Adjusted	$0.87	$0.36	142%

Supplemental Information related to Equity Compensation Expense:
Equity Compensation Expense (Six Months ended December 31, 2007 prior to acceleration)	$0.3	$1.5	(78%)
Equity Compensation Related to Acceleration of Stock Awards	-	$3.0	n/m
Total Equity Compensation Expense	$0.3	$4.4	(93%)
Equity Compensation Expense Per Share (net of tax)	$0.02	$0.23	(91%)

Supplemental Sales Data.  Net sales for the second quarter and first six months of fiscal 2009 increased to $14.0 and $27.4 million up from $13.1 and $24.7 million, respectively, in the prior fiscal year periods.  Additional details are summarized below.

	Three Months Ended December 31,		Year over Year %	Six Months Ended December 31,		Year over Year %
($ millions)	2008	2007	Change	2008	2007	Change
Orthopaedic Products	$7.1	$7.2	(2%)	$15.1	$13.4	13%
Cardiovascular Products	$5.3	$3.5	48%	$9.2	$7.4	26%
Endovascular Products	$0.9	$1.7	(47%)	$1.7	$3.0	(45%)
Other Products	$0.7	$0.7	2%	$1.4	$0.9	56%
Total Net Sales -	$14.0	$13.1	6%	$27.4	$24.7	11%

Guidance for Fiscal Quarter Ending March 31, 2009 (Third Quarter of Fiscal 2009)

For the third quarter of fiscal 2009, the Company currently anticipates that its net sales will be in a range of $13.5 to $14.0 million, representing a slight decrease from the comparable prior fiscal year quarter.  The Company expects this decrease because of its shift from a direct sales model of the endovascular products in fiscal year 2008 to a strategic partnership resulting from the sale of the endovascular business in May 2008.  Biomaterial sales are expected to be in the range of $12.7 million to $13.1 million, representing an increase of 1% to 4% from the comparable prior fiscal year quarter, and endovascular sales are expected to be approximately $900,000, representing a decrease of 42% from the comparable prior fiscal year quarter.  Royalties are expected to be in the range of $6.9 to $7.1 million, representing a 7% to 10% increase from the comparable prior fiscal year quarter.  Total revenues are anticipated to be in the range of $20.4 to $21.1 million.

The Company expects fiscal 2009 third quarter diluted earnings per share of $0.40 to $0.42 per share, representing an increase of 43% to 50% compared to diluted earnings per share of $0.28 for the same period of fiscal year 2008. The Company expects this significant improvement from the prior fiscal year primarily due to anticipated increases in biomaterial sales and royalties, coupled with the elimination of the endovascular sales and marketing expenses, partially offset by an anticipated increase in biomaterials research and development expenses.

Updated Guidance for Fiscal Year Ending June 30, 2009 (Fiscal 2009)

The Company is reaffirming its previous guidance estimate for diluted earnings per share in a range of $1.62 to $1.69 for fiscal 2009.  Net sales are currently estimated to be in a range of $55.0 to $55.5 million, representing a 2% to 3% increase from the prior fiscal year.  Biomaterial sales are expected to be in the range of $51.0 million to $51.4 million, representing an increase of 7% to 8% from the comparable prior fiscal year quarter, and endovascular sales are expected to be approximately $4.0 million, representing a decrease of 36% from the prior fiscal year.  Royalties are currently estimated to be in a range of $27.0 to $28.0 million, representing a 4% to 8% increase from the prior fiscal year.  Royalty guidance has been lowered by approximately $1.0 million due to the negative effects of changes in foreign currency exchange rates. The Company’s previous guidance estimated that the U.S. Dollar to Euro exchange rate would average 1.44, but the Company has revised its estimate to approximately 1.33 for the remainder of fiscal 2009 based on current market conditions.  Despite decreases in revenue expectations from the Company’s previous guidance, the Company’s diluted earnings per share guidance remains unchanged due to the Company’s expectation of lower then previously expected operating costs and expenses.

Share Repurchase Update.  During the quarter ended December 31, 2008, the Company repurchased and retired 401,371 shares of Common Stock at a total cost of approximately $10.4 million, or an average market price of $25.99 per share, using available cash.  The stock repurchases were executed under the remainder of the $25 million repurchase plan approved by the Board on September 25, 2007, and the $10 million repurchase plan approved by the Board on June 23, 2008, and marked the completion of both of the Company’s existing stock repurchase programs.  As of December 31, 2008, the Company had 11,512,752 shares of Common Stock outstanding.

Research and Experimentation Tax Credit.   As a result of the October 2008 Congressional approval of an extension of the Research and Experimentation (R&E) Tax Credit, the Company recorded retroactive adjustments to its tax provision during its fiscal quarter ended December 31, 2008.  The adjustments reflect the fact that the legislation is retroactive to January 1, 2008 and, therefore, reduced the Company’s effective tax rate to approximately 30% for the second quarter.  The Company anticipates its effective tax rate for each of the third and fourth quarters of fiscal 2009 to be approximately 33%, including the related quarter’s R&E Tax Credit effect on the tax provision.

* Diluted earnings per share and adjusted EBITDA excluding after-tax special charges and EBITDA are non-GAAP financial measures and should not be considered replacements for GAAP results.  For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast.  The Company will host a conference call on Wednesday, January 28, 2009 at 9:00 a.m. Eastern Time.  To participate in the conference call, interested parties should dial 612-332-0630.  In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast.  The teleconference call will also be available for replay starting Wednesday, January 28, 2009 at 11:00 a.m. Eastern Time through Wednesday, February 4, 2009 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 981228.

About Kensey Nash Corporation.  Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures.  The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets.  Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies.  The Company has also developed and commercialized a series of innovative endovascular products that were sold to Spectranetics Corporation in May of 2008.  In conjunction with the sale transaction, the Company will continue to manufacture and develop these products for Spectranetics for a period of time.  The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including the financial forecasts for the third quarter of fiscal 2009 and the full year fiscal 2009.  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received) and Spectranetics’ success in selling the ThromCat and SafeCross products, as well as the Company's success in distributing its products into the marketplace, the Company's dependence on four major customers (St. Jude Medical, Arthrex, Orthovita and Spectranetics) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies.  For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues:
Net sales
Biomaterial sales	$13,097,048	$11,484,912	$25,768,987	$21,652,211
Endovascular sales	877,874	1,661,951	1,669,660	3,026,181
Total net sales	13,974,922	13,146,863	27,438,647	24,678,392
Royalty income	6,822,906	6,491,063	13,508,864	12,561,951
Total revenues	20,797,828	19,637,926	40,947,511	37,240,343
Operating costs and expenses:
Cost of products sold	6,493,026	6,177,524	12,206,481	11,821,673
Research and development	4,539,173	3,959,591	8,962,922	8,891,595
Selling, general and administrative	2,119,628	5,929,374	4,405,227	13,505,966
Total operating costs and expenses	13,151,827	16,066,489	25,574,630	34,219,234
Income from operations	7,646,001	3,571,437	15,372,881	3,021,109
Interest and other (expense) income, net	(171,798)	195,918	(43,979)	422,262
Pre-tax income	7,474,203	3,767,355	15,328,902	3,443,371
Income tax expense	2,233,933	1,159,188	4,841,075	1,057,548
Net income	$5,240,270	$2,608,167	$10,487,827	$2,385,823
Basic earnings per share	$0.45	$0.22	$0.90	$0.20
Diluted earnings per share	$0.44	$0.21	$0.87	$0.19

Weighted average common shares outstanding	11,633,990	12,108,682	11,700,891	12,037,997
Diluted weighted average common shares outstanding	11,934,095	12,645,134	12,122,547	12,633,529

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	June 30,
	(Unaudited)	2008
Assets
Current assets:
Cash, cash equivalents and investments	$71,319,701	$63,496,141
Trade receivables	6,712,766	6,617,156
Other receivables	7,420,777	9,030,699
Inventory	10,646,009	9,270,864
Prepaid expenses and other assets	2,189,095	1,859,958
Deferred tax asset, current	3,153,428	4,277,864
Total current assets	101,441,776	94,552,682
Property, plant and equipment, net	58,404,741	59,598,308
Other non-current assets	8,248,355	8,277,574
Total assets	$168,094,872	$162,428,564

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,463,343	$8,972,222
Current portion of debt	1,399,997	1,399,997
Deferred revenue	742,517	601,131
Other Current Liabilities	58,818	686,267
Total current liabilities	9,664,675	11,659,617
Long term portion of deferred revenue	735,551	304,939
Long term portion of debt	32,083,333	32,783,333
Deferred tax liability, non-current	-	420,598
Other non-current liabilities	6,675,477	2,690,421
Total stockholders' equity	118,935,836	114,569,656
Total liabilities and stockholders' equity	$168,094,872	$162,428,564

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Earnings Per Share

	Six Months Ended December 31, 2008	Six Months Ended December 31, 2007	Year over Year % Change

Earnings Per Share - GAAP	$0.87	$0.19
Special Charges (a)	-	0.17
Adjusted Diluted Earnings Per Share	$0.87	$0.36	142%

(a)  Diluted earnings per share for the six months ended December 31, 2007 included approximately $3.0 million in charges ($2.0 million in after-tax charges, or $0.16 per share tax-effected), for the acceleration of stock awards, and approximately $324,000 in charges ($215,000 in after-tax charges, or $0.02 per share tax-effected), related to the discontinuation of the Company’s embolic protection platform, both of which were incurred during the first quarter of fiscal 2008.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and
Adjusted EBITDA Reconciliations

	Six Months Ended December 31, 2008	Six Months Ended December 31, 2007	Year over Year % Change
($ millions)
Net Income - GAAP	$10.5	$2.4
Income Tax Expense	4.8	1.1
Interest Income	(0.8)	(0.8)
Interest Expense	1.0	0.4
Depreciation and Amortization	3.5	3.6
EBITDA	$19.0	$6.6	188%
Special Charges (b)	-	3.3
Adjusted EBITDA	$19.0	$9.9	92%

(b) Adjusted EBITDA for the six months ended December 31, 2007 included approximately $3.0 million in charges for the acceleration of stock awards, and approximately $324,000 in charges related to the discontinuation of the Company’s embolic protection platform, both of which were incurred during the first quarter of fiscal 2008.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of adjusted earnings per share, EBITDA and adjusted EBITDA, which are adjusted from our GAAP results to exclude certain expenses and in the calculation of EBITDA and adjusted EBITDA also interest income, taxes, depreciation and amortization.  These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the discontinuance of our embolic protection platform and accelerated vesting of stock awards.  We excluded the impact of write-offs of inventory, certain dedicated embolic protection equipment, and other assets related to our decision in June 2007 to discontinue the embolic protection product line.  Additional charges related to severance and clinical trial closeout costs were recorded during the fiscal year ended 2008, as set forth in the reconciliation.  We excluded the impact of the acceleration of vesting of the stock awards from the adjusted fiscal 2008 results due to the "Change in Control" as defined in our equity compensation plan on August 30, 2007 when Ramius Capital Group, L.L.C. and its affiliates acquired more than 20 percent of the Company’s outstanding common stock.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.